Exhibit 10.2

FORM OF

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE UNITED BANKSHARES, INC.

2025 EQUITY INCENTIVE PLAN

Name of Grantee: [GRANTEE NAME]

Target No. of Performance-Based Restricted Stock Units: [# UNITS]

Grant Date: [GRANT DATE]

Pursuant to the United Bankshares, Inc. 2025 Equity Incentive Plan (the “Plan”), United Bankshares, Inc. (the “Company”) hereby grants the target number of performance-based restricted stock units listed above (the “Award”) to the grantee named above (the “Grantee”). Each performance-based restricted stock unit (a “Performance Stock Unit”) will entitle the Grantee to receive one share of the Company’s common stock, par value $2.50 per share (a “Share”), subject to the terms set forth in this Award Agreement. Capitalized terms used but not defined in this Award Agreement will have the meaning specified in the Plan.

1. Vesting of Performance Stock Units. The number of Performance Stock Units that will vest pursuant to the Award will be determined based on the level of achievement of the performance goals set forth in Appendix A hereto (the “Performance Goals”) with respect to the performance period[s] from [January 1, [year] through December 31, [year]][______] ([each, a][the] “Performance Period”). The Committee will determine the level of achievement of the Performance Goals after the completion of the Performance Period[s] and prior to March 15 of the calendar year following the end of the [applicable] Performance Period, and the applicable number of Performance Stock Units will become vested on the date the Committee makes such determination ([each, a][the] “Vesting Date”) so long as the Grantee remains continuously employed with the Company Group through the [applicable] Vesting Date. Subject to Paragraph 2 of this Award Agreement, the Grantee will forfeit any unvested Performance Stock Units if the Grantee does not remain continuously employed with the Company Group from the Grant Date through the [applicable] Vesting Date.

2. Vesting in the Event of a Qualifying Termination of Employment.

(a) [Death. If the Grantee’s employment with the Company Group is terminated due to the Grantee’s death, [all] of the unvested Performance Stock Units will remain outstanding and subject to vesting on the Vesting Date.]

(b) [Disability. If the Grantee’s employment with the Company Group is terminated due to Disability, [all] of the unvested Performance Stock Units will remain outstanding and subject to vesting on the Vesting Date.]

(c) [Without Cause. If the Grantee’s employment with the Company Group is terminated by the Company Group without Cause, [all] of the unvested Performance Stock Units will remain outstanding and subject to vesting on the Vesting Date.]

(d) [For Good Reason. If the Grantee’s employment with the Company Group is terminated by the Grantee for Good Reason, [all] of the unvested Performance Stock Units will remain outstanding and subject to vesting on the Vesting Date.]

(e) [Retirement. If the Grantee’s employment with the Company Group is terminated by the Grantee on or after the date the Grantee achieves Retirement Eligibility and the Grantee provides at least [ninety (90)][______] days’ written notice of termination to the Company’s [Chief Human Resources Officer], [all] of the unvested Performance Stock Units will remain outstanding and subject to vesting on the Vesting Date.]

(f) Change in Control. In accordance with Section 3.6.1 of the Plan, if the Grantee’s employment with the Company Group is terminated by the Company Group or any successor entity thereto without Cause or by the Grantee for Good Reason, in either case, on or within two years after a Change in Control (a “Qualifying Change in Control Termination”), all of the unvested Performance Stock Units will vest as of the termination date, with the applicable number of Performance Stock Units having been determined as of the Change in Control by the Committee based on the greater of the target level and the actual level of achievement of the Performance Goals at the date of the Change in Control.

(g) [Cause. If Cause exists at the time the Grantee’s employment with the Company Group is terminated, the provisions of Paragraph 2[(a)]–[(f)] of this Award Agreement will not apply and the Grantee will forfeit any unvested Performance Stock Units.]

(h) [Condition to Vesting. As a condition to the vesting of Performance Stock Units as set forth in the provisions of Paragraph 2[(a)]–[(f)] of this Award Agreement, the Grantee (or the Grantee’s beneficiary, legal representative or estate, as the case may be, in the event of the Grantee’s death) must execute and not revoke a separation and general release agreement in substantially the form typically used by the Company, which may include restrictive covenants and must become effective within sixty (60) days after the termination date.]

(i) Definitions. For purposes of this Award Agreement:

(i) [“Disability” has the meaning set forth in the Company’s long-term disability plan.]

(ii) [“Cause” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iii) [“Good Reason” has the meaning set forth in the Plan, unless another definition is set forth in a [change in control] agreement between the Grantee and the Company Group, in which case the definition in such agreement will apply.]

(iv) [“Retirement Eligibility” means the Grantee is at least [65] years old with at least [five] years of [continuous] service with the Company Group.]

3. Delivery of Shares.

(a) The Company will issue to the Grantee the number of Shares equal to the aggregate number of Performance Stock Units that have become vested pursuant to Paragraphs 1 or 2 of this Award Agreement promptly (but no later than 15 days, in the case of vesting in connection with a Qualifying Change in Control Termination, or 60 days, in the case of any other vesting) following the [applicable] Vesting Date or termination date, as applicable ([each][the] date Shares are delivered pursuant to this Award Agreement, [a][the] “Delivery Date”). [Notwithstanding the foregoing, to the extent required by Section 409A and in accordance with Section 3.15.2 of the Plan, if the Grantee is a “specified employee” within the meaning of Section 409A, the delivery of any Shares in connection with the Grantee’s “separation from service” from the Company Group within the meaning of Section 409A will be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A.]

(b) In accordance with Section 2.6.1 of the Plan, the Grantee will have only the rights of a general unsecured creditor of the Company until delivery of Shares is made as specified in this Award Agreement.

4. [Holding Period. From the [applicable] Delivery Date to the first anniversary thereof, [no][______] Shares delivered pursuant to this Award Agreement, except in the case of vesting as set forth in Paragraph 2[(a)] or [(b)] of this Award Agreement, may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and the Grantee agrees that the Company may place no-transfer restrictions on [the][such] Shares during such period.]

5. [Dividend Equivalent Rights. The Grantee will be entitled to receive amounts equal to all regular cash dividends that would have been paid on the Shares that vest pursuant to the Award if such Shares had been delivered pursuant to the Award on the Grant Date, and any such amounts will be paid in cash to the Grantee (without interest) on the [applicable] Delivery Date to the extent that the Performance Stock Unit vests.]

6. [Restrictive Covenants. The Grantee may be required to enter into a restrictive covenant agreement with the Company Group in connection with the grant of the Award and as a condition to its effectiveness.]

7. Additional Provisions.

(a) Incorporation of Plan. This Award Agreement will be subject to and governed by all of the terms and conditions of the Plan, including, but not limited to, the clawback provisions set forth in Section 3.13 of the Plan, the provisions regarding Section 409A set forth in Section 3.15 of the Plan and the dispute resolution provisions set forth in Section 3.17 of the Plan. By the Grantee’s execution of this Award Agreement, the Grantee acknowledges having received a copy of the Plan.

(b) Tax Withholding. In accordance with Section 3.2 of the Plan, as a condition to the delivery of any Shares pursuant to this Award Agreement, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to the Award (including, without limitation, the Federal Insurance Contributions Act tax), (i) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee whether or not pursuant to the Plan (including Shares otherwise deliverable), (ii) the Committee may require that the Grantee remit cash to the Company (through payroll deduction or otherwise), or (iii) the Company may enter into any other suitable arrangements to withhold, in each case in the Company’s discretion, the amounts of such taxes to be withheld based on the individual tax rates applicable to the Grantee.

(c) Data Consent. By accepting the Award, the Grantee consents to the collection and processing of personal data related to the Grantee so that the Company Group can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan and the Award. This data will include, but may not be limited to: data about the Grantee’s participation in the Plan; data about Awards and Shares offered to, received by or purchased by the Grantee pursuant to the Plan; and other financial and personal data about the Grantee related to participation in the Plan.

(d) Entire Agreement. This Award Agreement and the Plan contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements or understandings with respect thereto.

(e) No Right to Continued Employment or Future Awards. In accordance with Section 3.7 of the Plan, the Award does not confer upon the Grantee any right to continued Employment with the Company Group. In addition, the Award does not confer upon the Grantee any right to future Awards.

UNITED BANKSHARES, INC.

By:
Name:
Title:

By executing this Award Agreement, the Grantee hereby agrees to all of the terms and conditions set forth herein and in the Plan.

Dated:
Grantee

APPENDIX A